Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 75 to the Registration Statement (Form N-1A, No. 002-51992) of our report dated September 22, 2015 on the financial statements and financial highlights of Deutsche Money Market Prime Series (one of the Funds comprising Deutsche Money Funds), included in the Fund’s Annual Report for the fiscal year ended July 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 20, 2015